Exhibit 99.2

Net1: AllPay files leave to appeal to Constitutional Court

Johannesburg - April 19, 2013 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (the “Company”) today announced that AllPay Consolidated Investment Holdings (Pty) Ltd has filed leave to appeal with the South African Constitutional Court against the judgment handed down by the South African Supreme Court of Appeal on March 27, 2013. The Company cannot predict what the outcome of the application process will be.

About Net1 (www.net1.com)

We are a leading provider of alternative payment systems that leverage our Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

We operate market-leading payment processors in South Africa, Republic of Korea and Ghana. In addition, our proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

We have a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com